THE NASDAQ OMX Group, INC.
THREE-YEAR PERFORMANCE SHARE UNIT AGREEMENT

This PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) between The NASDAQ OMX Group, Inc., a Delaware corporation (the “Company”), and [EMPLOYEE NAME] (the “Grantee”) memorializes the grant by the Management Compensation Committee of the Board of Directors of the Company (the “Committee”) on March 31, 2014 (the “Grant Date”) of performance share units to the Grantee on the terms and conditions set out below.

RECITALS:

The Company has adopted The NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.  The Plan in relevant part provides for the issuance of stock-based awards that are subject to the attainment of performance goals as established by the Committee.

The Committee has determined that it is in the best interests of the Company and its shareholders to grant the performance share units provided for herein to the Grantee pursuant to the Plan and under the terms set forth herein as an increased incentive for the Grantee to contribute to the Company’s future success and prosperity.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of Performance-Based Award. The Company hereby grants to the Grantee [TARGET NUMBER OF SHARES] performance share units (the “Performance Share Units”), which Performance Share Units shall entitle the Grantee to receive up to [200% OF TARGET NUMBER OF SHARES] Shares (or a lesser number of Shares, or no Shares whatsoever), subject to the terms and conditions set forth in this Agreement and the Plan.  (A complete copy of the Plan, as in effect on the date of grant, is available to the Grantee upon request.). Shares corresponding to the Performance Share Units granted herein are in all events to be delivered to the Grantee only after the Grantee has become vested in the Performance Share Units pursuant to Section 4, below.

2. Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2014 and ending on December 31, 2016.
3. Performance Goal.

(a) Subject to the following sentence, the Performance Goal is set out in Appendix A hereto, which Appendix A is incorporated by reference herein and made a part hereof.  Notwithstanding the foregoing, the provisions of Section 13 or any other provision of

A-1

this Agreement to the contrary, the Committee reserves the right to unilaterally change or otherwise modify the Performance Goal in any manner whatsoever (including substituting a new Performance Goal), but only to the extent that the Committee has first determined that the exercise of such discretion would not cause the Performance Share Units to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.  If the Committee exercises such discretionary authority to any extent, the Committee shall provide the Grantee with a new Appendix A in substitution for the Appendix A attached hereto, and such new Appendix A and the Performance Goal set out therein (rather than the Appendix A attached hereto and the Performance Goal set out therein) shall in all events apply for all purposes of this Agreement.

(b) Depending upon the extent, if any, to which the Performance Goal has been achieved, and subject to compliance with the requirements of Section 4, each Performance Share Unit shall entitle the Grantee to receive, at such time as is determined in accordance with the provisions of Section 5, between 0 and 2.0 Shares for each Performance Share Unit.  The Committee shall, as soon as practicable following the last day of the Performance Period, certify (i) the extent, if any, to which, in accordance with Appendix A, the Performance Goal has been achieved with respect to the Performance Period and (ii) the number of whole and/or partial Shares, if any, which, subject to compliance with the vesting requirements of Section 4, the Grantee shall be entitled to receive with respect to each Performance Share Unit (with such number of whole and/or partial Shares being hereafter referred to as the “Share Delivery Factor”).  Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

4. Vesting of Performance Share Units.

(a) The Performance Share Units are subject to forfeiture to the Company until they become non-forfeitable in accordance with this Section 4.  Except as provided in the following sentence, the risk of forfeiture will lapse on the Performance Share Units, and such Performance Share Units shall thereupon become vested, only if the Grantee remains employed by the Company through and on December 31, 2016 (the “Vest Date”).  Notwithstanding the foregoing, if the Grantee’s employment with the Company terminates by reason of death prior to December 31, 2016, the risk of forfeiture shall lapse on all Performance Share Units, and all unvested Performance Share Units shall thereupon become vested on the date of death (or, if later, on the date, following the end of the Performance Period on which the Committee determines whether, and to what extent the Performance Share Units are earned in accordance with Section 3(b) of this Agreement).

(b) In the event that (i) the Company terminates the Grantee’s employment with the Company for any reason prior to the Vest Date or (ii) the Grantee terminates employment with the Company for any reason (other than death) prior to such date, all unvested Performance Share Units shall be cancelled and forfeited, effective as of the Grantee’s separation from service.

5. Delivery of Shares.    As soon as practicable following the Vest Date, and compliance with all applicable tax withholding as described in Section 11 hereof, but in no event later than two and one-half months after the end of the calendar year in which the Vest Date occurs, the Company shall instruct the registrar for the Company to make an entry on its books and records evidencing that the Shares underlying such vested Performance Share Units have been duly issued as of that date; provided, however, that the Grantee may, in the alternative, elect in writing prior thereto to receive a stock certificate representing the full number of Shares acquired, which certificate may bear a restrictive legend prohibiting the transfer of such Shares for such period as may be prescribed by the Company. The Company shall not be liable to the Grantee for damages relating to any delays in issuing the certificates.  The underlying Shares may be registered in the name of the Grantee’s legal representative or estate in the event of the death of the Grantee.  In the event of the acceleration of the lapse of forfeiture restrictions upon the death of the Grantee as contemplated by Section 4(a) of this Agreement, this process shall occur as soon as possible following such vesting date, but in no event later than two and one-half months after the end of the calendar year in which such vesting date occurs. Notwithstanding anything in the Agreement, the Company may make delivery of Shares in settlement of Performance Share Units by either (A) delivering certificates representing such Shares to the Grantee, registered in the name of the Grantee, or (B) by depositing such Shares into a stock brokerage account maintained for the Grantee.

6. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Performance Share Units or future Awards granted under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  By accepting this  Award, the Grantee hereby consents and agrees to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

7. Transferability.

(a) Except as provided below, or except to the minimal extent required by law, the Performance Share Units are nontransferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer, by will or the laws of descent and distribution (or upon such transfer required by law), the transferee shall hold such Performance Share Units subject to all the terms and conditions that were applicable to the Grantee immediately prior to such transfer.  Notwithstanding the foregoing, the Grantee may transfer any vested Performance Share Units to members of his immediate family (defined as his spouse, children or grandchildren) or to one or more trusts for the exclusive benefit of such immediate family members or partnerships in which such immediate family members are the only partners if the transfer is approved by the Committee and the Grantee does not receive any consideration for the transfer.  Any such transferred portion of the Performance Share Units shall continue to be subject to the same terms and conditions that were applicable to such portion of the Performance Share Units immediately prior to transfer (except that such transferred Performance Share Units shall not be further transferable by the transferee).  No transfer of a portion of the Performance Share Units shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions hereof.

(b) Upon any transfer by will or the laws of descent and distribution (or upon any such transfer required by law), such transferee shall take the Performance Share Units and the Shares delivered in connection therewith (the “Transferee Shares”) subject to all the terms and conditions that were (or would have been) applicable to the Performance Share Units and the Transferee Shares immediately prior to such transfer.

8. Rights of Grantee.  Prior to the delivery, if any, of Shares to the Grantee pursuant to the provisions of Section 5, the Grantee shall not have any rights of a shareholder of the Company, including, but not limited to, the right to receive dividend payments, on account of the Performance Share Units.

9. Unfunded Nature of Performance Share Units.  The Company will not segregate any funds representing the potential liability arising under this Agreement.  The Grantee’s rights in respect of this Agreement are those of an unsecured general creditor of the Company.  The liability for any payment under this Agreement will be a liability of the Company and not a liability of any of its officers, directors or Affiliates.

10. Securities Laws.  The Company may condition delivery of Shares for any vested Performance Share Units upon the prior receipt from the Grantee of any undertakings which it may determine are required to assure that the Shares are being issued in compliance with federal and state securities laws.

11. Withholding.  Regardless of any action the Company, any of its Subsidiaries and/or the Grantee's employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates.  The Grantee further acknowledges that the Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including, but not limited to, the grant or vesting of the Performance Share Units, the delivery of Shares, the subsequent sale of Shares acquired pursuant to such delivery and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination  of the following:

(a)withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or its Subsidiaries; or

(b) withholding from proceeds of the Shares acquired following settlement either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or

(c) withholding in Shares to be delivered upon settlement.

To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares attributable to the awarded Performance Share Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Grantee’s participation in the Plan that are not satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

By accepting this grant of Performance Share Units, the Grantee expressly consents to the methods of withholding Tax-Related Items by the Company and/or its subsidiaries as set forth hereunder, including the withholding of Shares and the withholding from the Grantee’s wages/salary or other amounts payable to the Grantee. All other Tax- Related Items related to the Performance Share Units and any Shares delivered in satisfaction thereof are the Grantee’s sole responsibility.

12. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principle of law that could result in the application of the law of any other jurisdiction.

13. Amendments.  This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, except as otherwise provided in Section 3(a) or Sections 15 or 16 of this Agreement regarding permitted unilateral action by the Committee or in Section 12(a) of the Plan related to amendments or alterations that do not adversely affect the rights of the Grantee in this Award.

14. Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan.  The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and this Agreement shall be final and binding upon the Grantee and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of this Agreement shall control.  The Committee has the authority and discretion to determine any questions which arise in connection with the award of the Performance Share Units hereunder.

15. Compliance with Code Section 409A.  It is the intention of the Company and Grantee that this Agreement not result in an unfavorable tax consequences to Grantee under Code Section 409A.  Accordingly, Grantee consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Grantee a copy of such amendment.  Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to Grantee.  This paragraph does not create an obligation on the part of Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.

16. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Performance Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Plan and this Agreement.

17. No Right to Continued Employment. This Agreement shall not confer on the Grantee any right to be retained, in any position, as an employee, consultant or director of the Company.

18. Notices.  Any notice, request, instruction or other document given under this Agreement shall be in writing and may be delivered by such method as may be permitted by the Company, and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address as shown in the records of the Company or to such other address as may be designated in writing (or by such other method approved by the Company) by either party.

19. Award Subject to Plan.  This Award is subject to the Plan as approved by the shareholders of the Company.  In the event of conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of this Agreement will govern and prevail.

20. Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

21. Discretionary Nature of Plan; No Vested Rights.  The Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of the Award represented by this Agreement does not create any contractual or other right to receive an award in the future.  Future Awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an Award, the number of  shares of Common Stock subject to the Award, and the vesting provisions.  Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

22. Termination Indemnities.  The value of the Grantee’s Award is an extraordinary item of compensation outside the scope of the Grantee’s employment contract, if any.  As such, the Performance Share Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

23. English Language.  The Grantee acknowledges and agrees that it is the Grantee’s express intent that the Plan, this Agreement, any addendum and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English.  Unless specifically indicated, if the Grantee has received the Plan, this Agreement, any addendum or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

24. Consent to Collection, Processing and Transfer of Personal Data.    Pursuant to applicable personal data protection laws, the Company hereby notifies the Grantee of the following in relation to the Grantee’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Award and the Grantee’s participation in the Plan.  The collection, processing and transfer of the Grantee’s personal data is necessary for the Company’s administration of the Plan and the Grantee’s participation in the Plan.  The Grantee’s denial and/or objection to the collection, processing and transfer of personal data may affect the Grantee’s participation in the Plan.  As such, the Grantee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this paragraph.

The Company and the Employer hold certain personal information about the Grantee, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in Grantee’s favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by the Grantee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Grantee’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Grantee’s participation in the Plan.

The Company and the Employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  The Grantee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired pursuant to the Plan.

The Grantee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Grantee’s participation in the Plan.  The Grantee may seek to exercise these rights by contacting the Grantee’s local human resources manager.

25. Addendum to Agreement.  Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Grantee’s country of residence (and country of employment, if different), as are set forth in the applicable Addendum to the Agreement.  Further, if the Grantee transfers residence and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to the Grantee to the extent the Company determines, in its sole discretion, that the application of such terms is necessary or advisable in order to comply with local law or to facilitate administration of the Plan.  Any applicable Addendum shall constitute part of this Agreement.

26. Execution.  This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

27. Tax Consequences.  The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s alternatives under Section 83(b) of the Code in connection with the award, earning or vesting of the Performance Share Units and the delivery of Shares in connection therewith.

IN WITNESS WHEREOF, the parties hereto have executed this Performance Share Unit Agreement on the ___ day of _____, 2014.  By execution of this Performance Share Unit Agreement the Grantee acknowledges receipt of a copy of the Plan, and agrees to the terms and conditions of the Plan and this Agreement.

THE NASDAQ OMX GROUP, INC.

By:

Title:

[EMPLOYEE NAME]

Appendix A

Performance Goals for Performance Share Unit Grant

2014 - 2016 Performance Period

This Appendix A to the Performance Share Unit Agreement sets forth the Performance Goals to be achieved and, depending upon the extent (if any) to which the Performance Goals are achieved, the number of whole and/or partial Shares, if any, which the Grantee shall have the right to receive with respect to each Performance Share Unit.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement and the Plan.

Certain Definitions

“Closing Price” means the 60-trading day average closing price of a share of a company’s stock ending on the last trading day of the Performance Period.

“Opening Price” means the 60-trading day average closing price of a share of a company’s stock ending on the trading day preceding the first day of the Performance Period.  The Opening Price shall be adjusted for stock splits and reverse stock splits that occur during the Performance Period.

“Payout Governor” means that regardless of percentile ranking for either Performance Goal, if the Company’s TSR is negative, the Grantee shall be entitled to receive no more than 100% of the Performance Share Units.

“Peer Group” means a group of peer companies consisting of the following global exchanges: ASX Ltd, BGC Partners Inc, BM&F Bovespa, Bolsa Mexicana de Valores, Bolsas Y Mercados Espanoles, CBOE Holdings Inc, CME Group Inc, Deutsche Boerse AG, Hong Kong Exchange, ICAP plc, , Intercontinental Exchange, Japan Exchange, London Stock Exchange Group plc, Singapore Exchange and TMX Group Inc.

“Price Cap” means that regardless of the actual stock price growth over the Performance Period, the final stock price will be limited to 250% of the grant date price for purposes of calculating the final award of Performance Share Units to the Grantee.

“S&P 500” means the companies constituting the Standard & Poor’s 500 Index as of the beginning of the Performance Period. Any component company of the Standard & Poor’s 500 Index that is acquired, taken private, delisted, liquidated or no longer publicly traded due to filing for bankruptcy protection at any time during the Performance Period  will be eliminated from the S&P 500 for the entire Performance Period.  There will be no adjustments to the S&P 500 to account for any other changes to the Standard & Poor’s 500 Index during the Performance Period.

“TSR” means the total shareholder return during the Performance Period, which will be calculated as the (i) Closing Price minus Opening Price plus cumulative dividends, divided by (ii) Opening Price.  No adjustments to TSR shall be made for stock issuances or stock buybacks during the Performance Period.  Each company’s TSR shall be calculated in the local currency to eliminate foreign exchange fluctuations.

Goal 1: TSR Performance Relative to the S&P 500

The Performance Goal for 50% of the Performance Share Units shall be the Company’s three-year TSR percentile rank versus the S&P 500.

For this portion of the award, each Performance Share Unit shall, subject to the vesting provisions set forth in the Agreement and the Payout Governor, entitle the Grantee to receive Shares based on the levels of achievement in the following table.

Table 1: Levels of Achievement

Percentile Rank of the Company’s Three-Year TSR Versus the S&P 500	Resulting Shares Earned (% of Half of Target)
≥85th Percentile	200%
67.5th Percentile	150%
50th Percentile	100%
25th Percentile	50%
15th Percentile	30%
0 Percentile	0%

For levels of achievement between points, the resulting Shares earned will be calculated based on straight-line interpolation.

The resulting shares earned will be subject to the 250% Price Cap.  If the NASDAQ OMX stock price grows greater than 250% over the Performance Period, the resulting number of shares will be fewer than 200% of target shares.  For example: (formulaic resulting shares earned X 250% Price Cap) / (stock price at time of delivery of shares) = resulting actual shares earned.

Goal 2: TSR Performance Relative to a Peer Group

The Performance Goal for 50% of the Performance Share Units shall be the Company’s three-year TSR percentile rank versus the Peer Group.  For this portion of the award, each Performance Share Unit shall, subject to the vesting provisions set forth in the Agreement and the Payout Governor, entitle the Grantee to receive Shares based on the levels of achievement in the following table.

Table 2: Levels of Achievement

Percentile Rank of the Company’s Three-Year TSR Versus the Peer Group	Resulting Shares Earned (% of Half of Target)
≥85th Percentile	200%
67.5th Percentile	150%
50th Percentile	100%
25th Percentile	50%
15th Percentile	30%
0 Percentile	0%

For levels of achievement between points, the resulting Shares earned will be calculated based on straight-line interpolation.

The resulting shares earned will be subject to the 250% Price Cap.  If the NASDAQ OMX stock price grows greater than 250% over the Performance Period, the resulting number of shares will be fewer than 200% of target shares.  For example: (formulaic resulting shares earned X 250% Price Cap) / (stock price at time of delivery of shares) = resulting actual shares earned.

Other Terms and Conditions

To the extent consistent with the Code and the Plan, the Committee reserves the right to modify any calculation described in this Appendix A to adjust for unanticipated circumstances or situations, as it deems necessary.  All actions taken by the Committee pursuant to this Appendix A shall be final, conclusive and binding upon the Grantee, and all other persons, to the maximum extent permitted by law.